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                                                                     EXHIBIT 8.2


                                                              ____________, 2004




Falmouth Bancorp, Inc.
20 Davis Straits
Falmouth, Massachusetts 02540


                  Re: Merger of Falmouth Bancorp, Inc. into
                      Independent Bank Corp.

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of INDB Sub., Inc., ("Merger Sub"), a wholly-owned subsidiary of Independent Bank Corp., a Massachusetts corporation ("Parent") with and into Falmouth Bancorp, Inc. (the "Company"), a Delaware corporation, followed by the merger (the "Parent Merger") of the Company with and into Parent. The Merger and the Parent Merger will be effected pursuant to the Amended and Restated Agreement and Plan of Merger dated as of the April __, 2004 by and among Parent, Merger Sub and the Company (the "Merger Agreement"). The Merger, the Parent Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the "Proxy Statement") included in the Parent's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or in the Proxy Statement.


         In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of Parent, Merger Sub and the Company as we have deemed appropriate. We have also relied, without independent verification, upon the ____________, 2004 letters of Parent, Merger Sub and the Company to Thacher Profftt & Wood LLP containing certain tax representations. We have assumed that the parties will act , and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by Parent, Merger Sub and the Company in the foregoing letters are true, correct and complete, and will be true, correct, and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of Parent, Merger Sub and the Company, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

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Falmouth Bancorp, Inc.
July __, 2004                                                             Page 2

         Based on and subject to the foregoing, it is our opinion that, for Federal income tax purposes, under current law:

(1) The Merger and the Parent Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

(2) No gain or loss will be recognized by Parent, Merger Sub or the Company by reason of the Merger and the Parent Merger;

(3) Except to the extent of any cash received in lieu of a fractional share interest in Parent Common Stock or of any Cash Consideration received, no gain or loss will be recognized by holders of Company Common Stock who exchange their shares of Company Common Stock for shares of Parent Common Stock pursuant to the Parent Level Mergers;

(4) The tax basis of the shares of Parent Common Stock received by each holder of Company Common Stock who exchanges shares of Company Common Stock for shares of Parent Common Stock in the Parent Level Mergers (including any fractional shares thereof deemed for tax purposes to be issued and then redeemed by Parent) will be the same as the tax basis of the shares of Company Common Stock surrendered pursuant to the Merger, reduced by the amount of any Cash Consideration received, and increased by any gain recognized on such exchange (including any portion treated as a dividend); and

(5) The holding period of the shares of Parent Common Stock received by each holder of Company Common Stock in the Parent Level Mergers will include the holding period of the shares of Company Common Stock exchanged therefor, provided that such stockholder holds such shares of Company Common Stock as a capital asset at the Effective Time.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is given solely for the benefit of the Company and its shareholders, Parent and Merger Sub, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "The Merger - Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement which is a part of the Registration Statement.

                                                     Very truly yours,